UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*

                           Centerline Holding Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15188T108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 19, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
     *This Schedule 13G amendment is being filed to report that as of June 19, 2008, Weiss Multi-Strategy Partners LLC beneficially owns more than 5% of the shares of Common Stock of Centerline Holding Company. As a result, Weiss Multi-Strategy Partners LLC has been added as a reporting person.

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No 15188T108
         ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Weiss Multi-Strategy Advisers LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,100,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,100,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,100,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP No 15188T108
         ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     George A. Weiss

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                        (b) [X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,100,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,100,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,100,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN, HC

CUSIP No 15188T108
         ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Frederick E. Doucette III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,100,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,100,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,100,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN, HC

CUSIP No 15188T108
         ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Weiss Multi-Strategy Partners LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,686,029

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,686,029

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,686,029

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No 15188T108
         ---------

Item 1.  (a). Name of Issuer:

              Centerline Holding Company
              ------------------------------------------------------------------

         (b). Address of Issuer's Principal Executive Offices: 625 Madison
              Avenue
              New York, New York 10022
              ------------------------------------------------------------------

Item 2.  (a). Name of Person Filing:

              Weiss Multi-Strategy Advisers LLC
              George A. Weiss
              Frederick E. Doucette III
              Weiss Multi-Strategy Partners LLC
              ------------------------------------------------------------------

         (b). Address of Principal Business Office, or if None, Residence:

              Weiss Multi-Strategy Advisers LLC
              One State Street, 20th Floor
              Hartford, CT 06103

              George A. Weiss
              c/o Weiss Multi-Strategy Advisers LLC
              One State Street, 20th Floor
              Hartford, CT 06103

              Frederick E. Doucette III
              c/o Weiss Multi-Strategy Advisers LLC
              One State Street, 20th Floor
              Hartford, CT 06103

              Weiss Multi-Strategy Partners LLC
              One State Street, 20th Floor
              Hartford, CT 06103
              ------------------------------------------------------------------

         (c). Citizenship:

              Weiss Multi-Strategy Advisers LLC - Delaware limited liability company
              George A. Weiss - United States
              Frederick E. Doucette III - United States
              Weiss Multi-Strategy Partners LLC - Delaware limited liability company
              ------------------------------------------------------------------

         (d). Title of Class of Securities:

              Common Stock, no par value
              ------------------------------------------------------------------

         (e). CUSIP Number:

              15188T108
              ------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with ss.
               240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               Weiss Multi-Strategy Advisers LLC: 5,100,000 shares George A. Weiss: 5,100,000 shares
               Frederick E. Doucette III:  5,100,000 shares
               Weiss Multi-Strategy Partners LLC: 2,686,029 shares

               -----------------------------------------------------------------

          (b)  Percent of class:
               Weiss Multi-Strategy Advisers LLC:  10.0%
               George A. Weiss:  10.0%
               Frederick E. Doucette III:  10.0%
               Weiss Multi-Strategy Partners LLC: 5.3%

               -----------------------------------------------------------------

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote
                    Weiss Multi-Strategy Advisers LLC: 0
                    George A. Weiss: 0
                    Frederick E. Doucette III: 0
                    Weiss Multi-Strategy Partners LLC: 0
                                                                  -------------,

               (ii) Shared power to vote or to direct the vote
                    Weiss Multi-Strategy Advisers LLC: 5,100,000
                    George A. Weiss: 5,100,000
                    Frederick E. Doucette III: 5,100,000
                    Weiss Multi-Strategy Partners LLC: 2,686,029
                                                                  -------------,

              (iii) Sole power to dispose or to direct the
                    disposition of
                    Weiss Multi-Strategy Advisers LLC: 0
                    George A. Weiss: 0
                    Frederick E. Doucette III: 0
                    Weiss Multi-Strategy Partners LLC: 0
                                                                  -------------,

               (iv) Shared power to dispose or to direct the
                    disposition of
                    Weiss Multi-Strategy Advisers LLC: 5,100,000
                    George A. Weiss: 5,100,000
                    Frederick E. Doucette III: 5,100,000
                    Weiss Multi-Strategy Partners LLC: 2,686,029
                                                                  -------------.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

          Instruction:  Dissolution of a group requires a response to this item.
          ----------------------------------------------------------------------

          N/A

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.

          If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See
          Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           July 11, 2008
                                           (Date)

                                           Weiss Multi-Strategy Advisers LLC
                                           ----------------------------------
                                           By: /s/ George A Weiss
                                           Title:  Managing Member

                                           /s/ George A. Weiss (1)
                                           ----------------------------------
                                           George A. Weiss

                                           /s/ Frederick E. Doucette III (1)
                                           ---------------------------------
                                           Frederick E. Doucette III

                                           Weiss Multi-Strategy Partners LLC (1)
                                           -------------------------------------
                                           By: Weiss Multi-Strategy Advisers LLC
                                           By: /s/ Frederick E. Doucette III
                                           Title:  Managing Member

(1) The Reporting Persons specifically disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated July 11, 2008 relating to the Common Stock of Centerline Holding Company shall be filed on behalf of the undersigned.

                                           July 11, 2008
                                           (Date)

                                           Weiss Multi-Strategy Advisers LLC
                                           ----------------------------------
                                           By: /s/ George A Weiss
                                           Title:  Managing Member

                                           /s/ George A. Weiss
                                           ----------------------------------
                                           George A. Weiss

                                           /s/ Frederick E. Doucette III
                                           -----------------------------
                                           Frederick E. Doucette III

                                           Weiss Multi-Strategy Partners LLC
                                           ---------------------------------
                                           By: Weiss Multi-Strategy Advisers LLC
                                           By: /s/ Frederick E. Doucette III
                                           Title:  Managing Member

SK 25405 0003 899863